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                                                                    Exhibit 99
Photogen Technologies, Inc.
7327 Oak Ridge Highway
Knoxville, TN 37931
Voice: 423-769-4012
Fax:    423-769-4013
Internet: www.photogen.com

       Photogen Signs Third Agreement With Harvard Medical School Affiliates

           Ocular Melanoma Agreement Moves Company Closer to Human Trials

KNOXVILLE, Tenn.-- Dec. 1, 1998--Less than one week after the award of two cornerstone technology patents, Photogen Technologies, Inc. (OTC:PHGN) has, through its subsidiary Photogen, Inc., signed its third research agreement with a teaching affiliate of Harvard Medical School. The first two agreements were signed just over one month ago.

The agreement, with Massachusetts Eye and Ear Infirmary (MEEI), will evaluate the Company's multi-photon excitation (MPE) technology for the treatment of ocular melanoma. Currently, the most common form of treatment for ocular melanoma is radiotherapy, which presents a range of local complications. This research agreement will evaluate MPE as the basis for an alternative treatment that could offer advantages over current treatments options.

Photogen intends to use the data gained through this evaluation to determine whether MPE is effective in the destruction of choroidal melanoma, the most common primary cancer of the eye in adults. Photogen expects the work conducted under this agreement to help move the company toward the first commercial MPE-based product for the treatment of diseases of the eye. Success here will be determined by the favorability of research results and the company's ability to secure suitable production and distribution collaborative manufacturing and marketing agreements.

Photogen's agreement with MEEI comes on the heels of two research agreements with Harvard Medical School affiliates signed approximately one month ago. An agreement with Massachusetts General Hospital for work to be carried out at its Center for Imaging and Pharmaceutical Research will evaluate treatment of prostate and lung cancer using Photogen's simultaneous two-photon excitation technology. Another agreement with MEEI will initially evaluate the technology for treatments of age-related macular degeneration of the eye.

All three agreements occurred after a September announcement that the former Dean of the Harvard Medical School, Dr. Daniel Tosteson, has joined the Company's Scientific Advisory Council. In addition to these agreements, Photogen just completed a $98,000


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Phase I SBIR grant from the National Cancer Institute to demonstrate its multi-photon excitation technology in a living animal for the first time. This research also demonstrated the improved safety and control that the therapy delivers.

According to Company president and CEO John Smolik, the three agreements and recent awarding of two cornerstone patents signal the beginning of Photogen's transition from laboratory research to the early stages of product development. "This agreement helps our company focus its attention on the ultimate prize: approval and sale of our first product for treatment of eye disorders," said John Smolik, president and CEO of Photogen. "The company believes that the fine spatial control provided by MPE-based procedures is an ideal fit with the requirements for an effective ophthalmic treatment."

Dr. Lucy Young, M.D. will be MEEI's principal investigator for the ocular melanoma project. She holds an M.D. degree from University of Wisconsin, earned in 1981. She earned her Ph.D. in 1984 from Harvard University, and holds a Board Certification in Ophthalmology earned in 1991. Dr. Young's clinical interest include diseases and surgery of the retina and vitreous, diabetic retinopathy, ocular trauma and AIDS-related retinal diseases. She has more than 30 scholarly publications and reviews to her credit, and she is the recipient of numerous research grants, including grants from the National Institutes of Health and the Cancer Research Institute.

"Current treatments for ocular melanoma include options involving surgery, radiation or even removal of the eye," said Dr. Young. "Additional treatments using lasers or cryotherapy have been used for very small tumors only, so this agreement between Photogen and MEEI could lead to treatments that enhance survival rates and provide better visual outcome for patients afflicted with ocular melanoma."

This agreement with MEEI, currently set for a nine month term, provides that research extensions and spin off options may be undertaken with Photogen. All three agreements signed recently enable Photogen to combine its technology with the scientific expertise, laboratory facilities and personnel provided by MEEI and CIPR (through Mass General). MEEI and CIPR (through Mass General) each have the right to patent any new inventions arising out of the research pursuant to their respective projects, and Photogen has the right to obtain an exclusive license concerning the invention on terms to be negotiated after development of the invention.

About Choroidal Melanoma (Ocular Melanoma)

Choroidal melanoma is the most common primary intraocular tumor in adults. It grows in the back of the eye, underneath the retina. Because choroidal melanoma occurs inside the eye, the tumor is not visible to patients until it grows to a size that impairs vision by obstruction, bleeding, retinal detachment or other complications. Until to 15 years ago, the standard treatment was enucleation, but radiotherapy has since become the most widely used technique. Even with treatment, metastatic disease occurs in over a quarter of


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patients, and there is presently no effective therapy for metastatic ocular melanoma. The life expectancy of patients with disseminated disease usually is less than one year.

About Photogen

Photogen's scientists are working toward the development of proprietary multi-photon excitation technology to enhance the safety and efficacy of photodynamic therapy for the diagnosis and treatment of cancer, infectious diseases and other medical or other conditions.

Photogen Technologies, Inc., through its wholly owned subsidiary - Photogen, Inc. - is a development-stage Company focused on creating photodynamic-related health care products based on its proprietary multi-photon excitation and related technology. The Company has discovered new methods for using laser-generated light to activate photoactive agents within deep tissue sufficient to produce a range of beneficial therapeutic and diagnostic outcomes. These technologies involve methods, materials and devices that may be used to produce light and photoactive agents that will destroy diseased cells, remove tissue or identify and diagnose disease.

This news release may contain forward-looking statements that involve risks and uncertainties. The Company has no products or operating revenues at this time. A full discussion of the Company's operations and financial condition, including risk factors that may affect the Company's business and future prospects, is contained in documents the company files with the Securities and Exchange Commission, such as the Company's reports on Form 10-QSB, Form 10-KSB and Form 8-K. These documents identify important factors that could cause the Company's actual performance to differ from current expectations. The common stock of Photogen Technologies, Inc. is traded on the over-the-counter bulletin board market under the symbol PHGN.

For information, contact Robert Cathey at Ackermann Public Relations & Marketing, 423/584-0550, e-mail: rcathey@ackermannpr.com. Or, visit our World Wide Web site, at www.photogen.com.

Photogen is a trademark of Photogen Technologies, Inc.